Gladstone Commercial Corporation Reports Results for the Third Quarter Ended September 30, 2018

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., October 30, 2018 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ: GOOD) ("Gladstone Commercial") today reported financial results for the third quarter ended September 30, 2018.  A description of funds from operations ("FFO") and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to Gladstone Commercial's quarterly financial supplement and Quarterly Report on Form 10-Q, each of which are available on the Investor Relations section of our website at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	September 30, 2018		June 30, 2018		$ Change	% Change
Operating Data:
Total operating revenue	$26,591		$26,593		$(2)	—%
Total operating expenses	(17,422)		(17,542)		120	(0.7)%
Other expense, net	(6,492)		(6,526)		34	(0.5)%
Net income	$2,677		$2,525		$152	6.0%
Less: Dividends attributable to preferred stock	(2,612)		(2,609)		(3)	0.1%
Less: Dividends attributable to senior common stock	(235)		(233)		(2)	0.9%
Net loss attributable to common stockholders	$(170)		$(317)		$147	(46.4)%
Add: Real estate depreciation and amortization	11,807		11,773		34	0.3%
Funds from operations available to common stockholders - basic	$11,637		$11,456		$181	1.6%
Add: Convertible senior common distributions	235		233		2	0.9%
Funds from operations available to common stockholders - diluted	$11,872		$11,689		$183	1.6%

Funds from operations available to common stockholders - basic	11,637		11,456		181	1.6%
Add: Acquisition related expenses	19		67		(48)	(71.6)%
Core funds from operations available to common stockholders - basic	$11,656		$11,523		$133	1.2%
Add: Convertible senior common distributions	235		233		2	0.9%
Core funds from operations available to common stockholders - diluted	$11,891		$11,756		$135	1.1%

Share and Per Share Data:
Net loss attributable available to common stockholders - basic and diluted	(0.01)		(0.01)		—	—%
FFO available to common stockholders - basic	0.40		0.40		—	—%
FFO available to common stockholders - diluted	0.40		0.40		—	—%
Core FFO available to common stockholders - basic	0.41		0.41		—	—%
Core FFO available to common stockholders - diluted	0.40		0.40		—	—%
Weighted average shares of common stock outstanding - basic	28,734,380		28,437,852		296,528	1.0%
Weighted average shares of common stock outstanding - diluted	29,472,132		29,182,179		289,953	1.0%
Cash dividends declared per common share	$0.375		$0.375		$—	—%

Financial Position
Real estate, before accumulated depreciation	$915,764	(1)	$907,636	(1)	$8,128	0.9%
Total assets	$904,175		$912,008		$(7,833)	(0.9)%
Mortgage notes payable, net, borrowings under revolver, net & borrowings under term loan, net	$542,084		$542,461		$(377)	(0.1)%
Total stockholders' and mezzanine equity	$332,722		$336,814		$(4,092)	(1.2)%
Properties owned	99	(1)	98	(1)	1	1.0%
Square feet owned	11,571,213	(1)	11,413,403	(1)	157,810	1.4%
Square feet leased	99.1%		99.1%		—%	—%

(1)	Includes one property classified as held for sale of $2.3 million, which totals 150,000 square feet.
Third Quarter Activity:

• Acquired property: Acquired an $8.5 million industrial property located in Columbus, Ohio, which is 100% leased to one tenant for 15 years;
• Expanded property: Acquired additional land in connection with the current expansion of the parking facilities for one of our Springfield, Missouri tenants;
• Extended mortgage debt maturity date: Extended the maturity date on one variable rate mortgage note totaling $4.0 million from September 2018 to September 2019 and extended the maturity date on one $3.6 million fixed rate mortgage note from November 2018 to November 2021;
• Issued new debt: Borrowed $4.7 million in mortgage debt that was simultaneously swapped to an all-in fixed interest rate of 5.32% for a 10 year term;
• Issued stock under ATM programs: Issued 341,239 shares of common stock for net proceeds of $6.6 million; and
• Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Third Quarter 2018 Results: Core FFO available to common stockholders for the three months ended September 30, 2018, was $11.9 million, or $0.40 per share, a 1.1% increase when compared to the three months ended June 30, 2018. Core FFO increased primarily due to an decrease in property operating expenses, coupled with an increase in rental income from our third quarter property acquisition, partially offset by an increase in general and administrative expenses.
Net loss attributable to common stockholders for the three months ended September 30, 2018, was $0.2 million, or $0.01 per share, compared to net loss attributable to common stockholders for the three months ended June 30, 2018, of $0.3 million, or $0.01 per share. A reconciliation of Core FFO to net loss for the three months ended September 30, 2018 and June 30, 2018, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net loss per weighted average share of common stock is set forth in the Summary Information table above.
Subsequent to the end of the quarter:
• Acquired Properties: Acquired a $21.3 million, two property industrial portfolio located in Detroit, Michigan, which is 100% leased to two tenants with a weighted average lease term of 10.5 years. This acquisition was funded with $0.8 million cash on hand, the assumption of a $6.9 million mortgage, and the issuance of units of limited partnership interests in Gladstone Commercial Limited Partnership;
• Renewed lease: Executed a lease extension through March 31, 2025 with the tenant at our 60,000 square foot property located in Hickory, North Carolina;
• Issued stock under ATM programs: Issued 61,045 shares of common stock for net proceeds of $1.1 million; and
• Declared distributions: Declared monthly cash distributions for October, November and December 2018 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4375 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect consistent performance and stabilized revenues from our high same store property occupancy and the real estate investments made during 2017 and 2018, our ability to lease previously vacant space, and our deleveraging and capital recycling programs. Our third quarter Core FFO per share results of $0.40, combined with our first and second quarter performance, reflects a 6.5% increase in per share Core FFO as compared to the same period of 2017. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio as well as acquire properties in our target growth markets. We have successfully exited two non-core assets during the first nine months of 2018, including our only fully vacant asset, recognizing a net capital gain of $1.8 million. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets. We have acquired a strong industrial asset in Columbus, Ohio for $8.5 million, which we expect will provide us with incremental rental income over the 15 year lease. Our pipeline of acquisition opportunities has grown in recent months, with the pipeline favoring industrial properties. We anticipate our robust pipeline will result in successful acquisitions during the fourth quarter of 2018. We are extremely pleased with our solid performance over the last several years, and we believe our same store rents should be stable and rising as we continue our growth. We will continue to primarily focus on investing in new properties as we only have 3.3% of forecasted rental income expiring through 2019. We are looking forward to continued growth and success for our stockholders."
Conference Call: Gladstone Commercial will hold a conference call on Wednesday October 31, 2018, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through November 7, 2018.  To hear the replay, please dial (855) 859-2056 and use playback conference number 1485499. The live audio broadcast of the quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through December 31, 2018.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States.  Including payments through October 2018, Gladstone Commercial has paid 165 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. The company has also paid 153 consecutive monthly cash distributions on its Series A Preferred Stock, 144 consecutive monthly cash distributions on its Series B Preferred Stock and 29 consecutive monthly cash distributions on its Series D Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstone.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  Gladstone Commercial believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by Gladstone Commercial’s operating portfolio and affect the comparability of the company’s period-over-period performance. These items include the adjustment for gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although Gladstone Commercial’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Gladstone Commercial’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC on February 14, 2018, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893